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                                                            EXHIBIT 10.17.03.01

                            EARLY RATE LOCK AGREEMENT


         This Early Rate Lock Agreement is made as of April 26, 2005 by and between Ashford Hospitality Limited Partnerhip ("Borrower"), and Merrill Lynch Mortgage Lending, Inc., individually and as agent for its affiliates ("ML").

1. Borrower and Ashford Hospitality Trust, Inc., have executed and delivered to ML a Commitment Letter dated April 26, 2005 (the "Commitment Letter") for a mortgage loan in the approximate principal amount of $370,000,000 (the "Loan") with regard to financing certain properties identified on Exhibit A to the Commitment Letter (the "Property");

2. Borrower has requested that, as an accommodation to Borrower, and at Borrower's sole risk, cost and expense, ML lock in advance the interest rate for the Loan (the "Rate Lock"), in connection with ML's issuance of the Commitment Letter, notwithstanding that all of the conditions necessary to fund the Loan as set forth therein have not yet been fulfilled and satisfied by Borrower. Borrower acknowledges that ML has not completed its due diligence review, except as otherwise set forth in the Commitment Letter.

3. Neither this Agreement nor any Confirmation (as hereinafter defined) shall constitute a commitment to lend, either express or implied. ML's commitment to make the Loan is documented in the Commitment Letter.

4. Borrower shall be permitted to enter into the Rate Lock transaction (the "Transaction") with regard to the requested Loan subject to the terms of this Agreement. Such Transaction shall be evidenced by a confirmation in the form attached hereto and made a part hereof as EXHIBIT A (the "Confirmation") setting forth, among other things, the "Fixed Rate", the "Specified Principal Amount", the "Initial Rate Lock Deposit", the "Breakage Multiplier", the "Base Swap Rate Index", the "Base Swap Rate", the "Margin Threshold", the "Initial CMBS Spread Index", the "CMBS Spread Index", and the "Fixed Rate Period" of the Transaction.

5. In order to effect the Transaction, ML may or may not enter into certain hedging arrangements and/or a series of combined or offsetting transactions in its sole and absolute discretion through the purchase or sale of United States Treasury notes, swap contracts, or any other instruments deemed necessary or appropriate, any of which may be with an affiliate of ML (collectively, "Hedging Arrangements"). Notwithstanding the terms hereof, ML will not be required to Rate Lock on any day or at any time at which, in ML's sole and absolute judgment, there is not an orderly market.

6. Borrower understands and agrees that ML is under no obligation to give, and will not give, Borrower the benefit of any decline in interest rates subsequent to ML's locking of the interest rate hereunder.

7. In consideration for ML agreeing to the early interest rate lock, Borrower has agreed to deposit with ML an Initial Rate Lock Deposit which shall be held by ML in accordance with the terms of this Agreement. The interest rate on the Loan will be the Fixed Rate as




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         set forth on the Confirmation, which will be calculated pursuant to the
         Commitment Letter. If at any time during the Fixed Rate Period, (i) the number of basis points by which the Base Swap Rate Index decreases from the Base Swap Rate exceeds (ii) the Margin Threshold, the Borrower shall be required, no later than 10:00 am (New York City time) on the business day following notice thereof (the "Losses Payment Date") to deposit additional funds with ML by wire transfer an amount sufficient to bring the cumulative Rate Lock Deposits to an amount equal to the Initial Rate Lock Deposit plus the current value of the sum of the Principal Losses (as hereinafter defined) plus Per Diem Carrying Costs (as hereinafter defined). In addition, if at any time during the Fixed Rate Period, the accrued Per Diem Carrying Costs (as hereinafter defined) are greater than one-half of one (1) percent of the Specified Principal Amount then the Borrower shall be required, no later than 10:00 am (New York City time) on the business day following notice thereof (the "Losses Payment Date") to deposit additional funds with ML by wire transfer an amount sufficient to bring the cumulative Rate Lock Deposits to an amount equal to the Initial Rate Lock Deposit plus the current value of the sum of the Principal Losses (as hereinafter defined) plus Per Diem Carrying Costs (as hereinafter defined).
         Borrower acknowledges and agrees that ML may require one or more additional Rate Lock Deposits at any time during the Fixed Rate Period as provided above. If Borrower fails to post required additional Rate Lock Deposits with ML by any Losses Payment Date, ML may, in its sole discretion, declare a default hereunder, in which event (i) the interest rate for the Loan will no longer be fixed at the Fixed Rate,
         (ii) ML may unwind the Hedging Arrangements, and (iii) ML's only obligation hereunder to Borrower shall be to return all Rate Lock Deposits less any Breakage Costs (as hereinafter defined). Borrower shall promptly upon demand remit to ML the amount of any Breakage Costs (as hereinafter defined) in excess of the Rate Lock Deposits. Borrower hereby pledges all Rate Lock Deposits to ML as security for the obligations of Borrower hereunder. Borrower agrees to act and negotiate in good faith to consummate the closing of the Loan during the Fixed Rate Period, including, without limitation, (a) providing to ML, promptly upon request therefor, all due diligence materials reasonably requested by ML and (b) executing final loan documents and other agreements satisfactory to ML.

8. Upon the closing of the Loan, Borrower shall pay Lender Per Diem Carrying Costs, except that Borrower shall not be required to pay Per Diem Carrying Costs for the first ten (10) days of the Fixed Rate Period. In the event that the Loan amount is less than the Specified Principal Amount or the Loan fails to close for any reason, other than by Borrower default, and in any case, the Transaction is terminated by ML in its sole discretion, ML shall return the balance, if any, of all Rate Lock Deposits less Breakage Costs (as hereinafter defined). "Breakage Costs" shall be equal to the sum of all Principal Losses (as defined herein), Per Diem Carrying Costs (as defined herein), damages, losses, liabilities, legal fees, costs, and other fees and expenses. Per Diem Carrying Costs will be calculated as the amount equal to the product of (i) the Per Diem Charge (as set forth on the Confirmation) multiplied by (ii) the number of days, commencing on and including the date hereof through and including the date of closing or the date the Transaction is otherwise terminated. Borrower acknowledges and agrees that it shall be liable for, and fully responsible to pay Lender, all Breakage Costs. If, upon the termination of the Transaction, the Rate Lock Deposit is not sufficient to cover the



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         Breakage Costs, Borrower agrees to pay to ML such deficiency immediately upon demand. Borrower further agrees that any loan expense deposit, application fee and/or commitment fee or any loan commitment which may be issued may, at ML's option, be applied to the payment of Breakage Costs. Notwithstanding anything to the contrary contained in the Commitment Letter, in no event shall the Initial Deposit (as defined in the Commitment Letter), application fee or commitment fee be returned to Borrower until all Breakage Costs have been paid in full. Principal Losses will be calculated as the amount equal to the sum of
         (A) the product of (i) the Breakage Multiplier multiplied by the (ii) the number of basis points by which the Base Swap Rate Index decreases from the Base Swap Rate, plus (B) the product of (i) Breakage Multiplier multiplied by (ii) the number of basis points by which the CMBS Spread Index decreases from the Initial CMBS Spread Index. In the event the Loan closes, but the principal amount of the Loan at closing is less than the Specified Principal Amount, Borrower will be required to pay the Pro-Rata amount of the Breakage Costs represented by the amount by which the Specified Principal Amount exceeds the principal amount of the Loan at closing.

9. Borrower agrees that if the Loan does not close during the Fixed Rate Period, Lender has the option to extend the terms of this Agreement and require Borrower to execute an acknowledgement of such extension and pay the applicable extension fees (the "Extension Acknowledgement"). In addition, provided that Borrower is not in default hereunder or under the Commitment Letter, Borrower shall have the option to extend the terms of this Agreement for up to 30 days and in such case Borrower shall execute an Extension Acknowledgement. This Agreement shall govern until any such Extension Acknowledgement is executed. In the event of any extension beyond the Fixed Rate Period, in addition to all other sums due in connection herewith, Borrower agrees to pay to ML Per Diem Carrying Costs through the date of closing.

10. Borrower agrees that in the event Borrower willfully fails or refuses to close the Loan in connection with its acquisition of the Property, fails to act and negotiate in good faith to consummate the closing of the Loan during the Fixed Rate Period as set forth in Paragraph 7 hereof, or otherwise defaults under this Agreement or the Commitment Letter, the entire Rate Lock Deposit shall become non-refundable, be deemed immediately earned and be retained by ML. In such event, Borrower shall be and remain liable for all Breakage Costs, and if the Rate Lock Deposit is not sufficient to cover the Breakage Costs, Borrower agrees to pay to ML such deficiency immediately upon demand.

11. Borrower agrees to indemnify, defend and hold ML harmless from and against all costs, fees and expenses (including attorneys' fees and disbursements) incurred by ML pursuant to this Agreement and/or the rate lock Transaction.

12. In the event that a default of Borrower or any affiliate thereof shall occur under the Commitment Letter or this Agreement (including, without limitation, the commencement of a case under the U.S. Bankruptcy Code or other creditor protection action or proceeding by or with respect to Borrower), ML may, at its option, terminate the Transaction upon written notice to Borrower. In such event, Borrower shall be and remain liable for all Breakage Costs as otherwise provided in this Agreement.



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13.      This Agreement represents the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings. No amendment, modification or waiver under this Agreement shall be effective unless in writing signed by the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                         BORROWER


                                         Ashford Hospitality Limited Partnerhip

                                         By:  Ashford OP General Partner LLC


                                              By:  /s/ DAVID A. BROOKS
                                                     Name: David A. Brooks
                                                      Title: Chief Legal Officer

                                         MERRILL LYNCH


                                         Merrill Lynch Mortgage Lending, Inc.


                                         By:    /s/ ROBERT SPINNA
                                                Name: Robert Spinna
                                                Title:


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                                   SCHEDULE A


CONFIRMATION dated April 27, 2005 between Merrill Lynch Mortgage Lending, Inc. ("Merrill Lynch"), and Ashford Hospitality Limited Partnerhip (the "Borrower").

         This Confirmation is entered into between Merrill Lynch and Borrower pursuant to that certain Early Rate Lock Agreement dated as of the date hereof (the "Early Rate Lock Agreement") and is the "Confirmation" referred to in the Early Rate Lock Agreement and is intended to confirm the terms of a Rate Lock. Capitalized terms used herein shall have the meanings set forth in the Early Rate Lock Agreement.
The terms of the Transaction are hereby confirmed as follows:


1.  Transaction Type:                    Early Interest Rate Lock.

2.  Initial Rate Lock Deposit:           $7,400,000 payable by Borrower to
                                         Merrill Lynch (as such amount may be
                                         increased from time to time per
                                         paragraph 7 of the Early Rate Lock
                                         Agreement, the "Rate Lock Deposit").

3.  Lock Date:                           April 27, 2005.

4.  Fixed Rate:                          5.3175 % per annum.

5.  Specified Principal Amount:          $370,000,000

6.  Fixed Rate Period:                   From the date hereof to and
                                         including June 17, 2005 (52 days).

7.  Breakage Multiplier:                 $283,790

8.  Per Diem Charge:                     $24,576

9.  Base Swap Rate Index:                Mid-Market 10-Year Swap Rate as
                                         referenced on Bloomberg, Page SSRC7
                                         (or its successor).

10. Base Swap Rate:                      4.7375 %

11. Margin Threshold:                    13 basis points

12. CMBS Spread Index:                   Lehman LEH InvG 8.5+ Index, as
                                         referenced on Bloomberg,  Page "LEHM."

13. Initial CMBS Spread Index:           37.3 basis points


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